Exhibit 10.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), is dated as of December 6, 2018 and is entered into by and among (a) (i) UNIQURE BIOPHARMA B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275365 (“uniQure”), (ii) UNIQURE, INC., a Delaware corporation (“uniQure US”) (uniQure and uniQure US are hereinafter collectively referred to as “Borrower”), (iii) UNIQURE IP B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275369 (“uniQure IP”), and (iv) UNIQURE N.V. (formerly uniQure B.V.), a public limited company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 54385229 (“uniQure Holdings” and together with the Borrower and uniQure IP, the “Obligors”) and (b) HERCULES CAPITAL, INC. (formerly known as HERCULES TECHNOLOGY GROWTH CAPITAL, INC.), a Maryland corporation in its capacity as administrative agent for itself and the Lender (as defined herein) (in such capacity, the “Agent”), and (c) the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (as defined below) (collectively, referred to as “Lender”).  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A.                                    WHEREAS, Obligors, Agent and Lender have entered into that certain Second Amended and Restated Loan and Security Agreement, dated as of May 6, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money;

B.                                    WHEREAS, under the Loan Agreement, there is a term loan outstanding in the aggregate principal amount of Twenty Million Dollars ($20,000,000);

C.                                    WHEREAS, Borrower has requested Lender to make available to Borrower term loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000); and

D.                                    WHEREAS, Obligors and Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1.                                      AMENDMENTS.

1.1.                           The preamble to the Loan Agreement shall be amended by deleting clauses (vi) and (vii) thereof in their entirety and inserting in lieu thereof the following:

“(vi) the several banks and other financial  institutions or entities from time to time parties to this Agreement (collectively referred to as “Lender”), and (vii) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (and in such capacity, the “Agent”).”

1.2.                           The following defined terms that appear in Section 1.1 of the Loan Agreement are each hereby deleted: Existing Term Loan and Term Loan Interest Rate.

1.3.                           The Loan Agreement shall be amended by inserting the following new definitions to appear in proper alphabetical order in Section 1.1 thereof (Definitions and Rules of Construction):

“2018 Amortization Date” means January 1, 2021; provided, however, that if the Interest Only Period Extension Event occurs prior to January 1, 2021, the 2018 Amortization Date shall mean January 1, 2022.

“2018 End of Term Charge” shall have the meaning assigned to such term in Section 2.6.

“2018 Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“2018 Term A Loan Advance” shall have the meaning assigned to such term in Section 2.1.1(a).

“2018 Term B Loan Advance” shall have the meaning assigned to such term in Section 2.1.1(a).

“2018 Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2018 Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“2018 Term Loan Advance” and “2018 Term Loan Advances” shall have the meaning assigned to such terms in Section 2.1.1(a).

“2018 Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (a) 8.85%, or (b) the sum of (i) 8.85%, plus (ii) the Prime Rate minus five and one half of one percent (5.50%).

“2018 Term Loan Maturity Date” means June 1, 2023.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Draw Period B” means the period of time commencing upon the occurrence of the Funding Conditions and continuing through the earliest to occur of (a) June 30, 2020, or (b) an Event of Default that is continuing.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“First Amendment Closing Date” means December 6, 2018.

“Funding Conditions” means, in addition to and without limiting the conditions set forth in Sections 4.2 and 4.3 hereof, the occurrence of all of the following: (a) receipt by Agent of an Advance Request in respect of the 2018 Term B Loan Advance at least thirty (30) days prior to the Advance Date of the 2018 Term B Loan Advance, (b) Lender has received all necessary internal and credit approvals for such 2018 Term B Loan Advance (based upon amongst other things, commercial traction, additional clinical, fundraising, and/or business development milestones), (c) Borrower has delivered financial and other information required by Lender, which shall be satisfactory to Lender in its sole discretion, (d) no Event of Default exists at the time of the request for the 2018 Term B Loan Advance or would exist as a result of such 2018 Term B Loan Advance, (e) Lender has provided written approval in its sole discretion that such

2018 Term B Loan Advance shall be made, and (f) payment on or before the Advance Date of the 2018 Term B Loan Advance of a loan fee equal to one-half of one percent (0.50%) of the original principal amount of the 2018 Term B Loan Advance (which shall be fully earned and non-refundable on the Advance Date of the 2018 Term B Loan Advance).  For clarity, upon satisfaction of each of the conditions in (a) through (f), the determination of whether to provide any such 2018 Term Loan Advance shall be in Lender’s sole discretion and shall in no event occur automatically.

“Interest Only Period Extension Event” means satisfaction of both of the following events: (a) no Event of Default has occurred and is continuing, and (b) confirmation in writing by Agent, that on or prior to January 1, 2021, Borrower has delivered to Agent evidence satisfactory to Agent in Agent’s reasonable discretion, that after the First Amendment Closing Date, but on or before January 1, 2021, (i) Borrower has received unrestricted and unencumbered net cash proceeds in an aggregate amount greater than or equal to Ninety Million Dollars ($90,000,000) from a corporate transaction(s) and/or the issuance and sale by Borrower of its equity securities or (ii) Borrower has completed a phase 3 pivotal study of AMT-061 in patients with Hemophilia B with clinical results taken as whole that demonstrate efficacy and safety in a manner which supports a new drug application with the U.S. Food and Drug Administration.

“Maximum Term Loan Amount” means an aggregate principal amount of up to Thirty-Five Million Dollars ($35,000,000); provided, however, upon satisfaction of the Funding Conditions, the Maximum Term Loan Amount shall mean Fifty Million Dollars ($50,000,000).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Original Term Loan Advances” has the meaning given to it in Section 2.1.1(a).

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S.

government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

1.4.                           The Loan Agreement shall be amended by deleting the following definitions appearing in Section 1.1 thereof (Definitions and Rules of Construction) and inserting in lieu thereof the following:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.”

“Advance” means a Term Loan Advance or a 2018 Term Loan Advance.

“Term Loan”  shall mean the term loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000) made available under this Agreement as described in Section 2.1.1.

1.5.                           The Loan Agreement shall be amended by deleting paragraph (c) of the definition of “Indebtedness” appearing in Section 1.1 thereof (Definitions and Rules of Construction) and inserting in lieu thereof the following:

“(c) all capital lease obligations (as such term is understood under GAAP);”

1.6.                           The Loan Agreement shall be amended by deleting the Section 2.1 thereof (Term Loans) in its entirety and inserting in lieu thereof the following:

“2.1                         Reserved.”

1.7.                           The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.1:

“2.1.1               2018 Term Loan.

(a)                                 2018 Term Advances.  Pursuant to this Agreement, the Lenders extended Term Loan Advances to Borrower in the original aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “Original Term Loan Advances”).  Borrower acknowledges and agrees that, as of the First Amendment Closing Date, Twenty Million Dollars ($20,000,000) of the principal amount of the Original Term Loan Advances remains outstanding and such entire outstanding principal balance shall for all purposes hereunder be deemed to constitute and be referred to, and hereby is converted into, the 2018 Term A Loan Advance hereunder, without constituting a novation. Such conversion of the Original Term Loan Advances into the 2018 Term A Loan Advance hereunder shall be deemed an Advance on the First Amendment Closing Date for purposes of this Agreement. Subject to the terms and conditions of this Agreement, the Lenders will severally (and not jointly) make, in an amount not to exceed their respective 2018 Term Commitment, and Borrower agrees to draw, one (1) 2018

Term Loan Advance in an aggregate principal amount of Thirty Five Million Dollars ($35,000,000) (inclusive of the Original Term Loan Advances) on the First Amendment Closing Date (the “2018 Term A Loan Advance”).  Subject to the terms and conditions of this Agreement, during the Draw Period B, upon Borrower’s written request in accordance with this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective 2018 Term Commitment, one (1) 2018 Term Loan Advance in a principal amount of Fifteen Million Dollars ($15,000,000) (the “2018 Term B Loan Advance”).  The 2018 Term A Loan Advance and the 2018 Term B Loan Advance are hereinafter referred to singly as the “2018 Term Loan Advance” and collectively as the “2018 Term Loan Advances.”  The aggregate outstanding Advances shall not exceed the Maximum Term Loan Amount.  Proceeds of any 2018 Term Loan Advance shall be deposited into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.

(b)                                 Advance Request.  To obtain a 2018 Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least (i) in the case of the 2018 Term A Loan Advance, one (1) Business Day before the Advance Date, and (ii) in the case of the 2018 Term B Loan Advance, thirty (30) days before the Advance Date) to Agent.  Lender shall fund each 2018 Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such 2018 Term Loan Advance is satisfied as of the requested Advance Date.

(c)                                  Interest.  The principal balance of each 2018 Term Loan Advance shall bear interest thereon from such Advance Date at the 2018 Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The 2018 Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment.  Borrower will pay interest on each 2018 Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate 2018 Term Loan Advances principal balance that is outstanding on the day immediately preceding the 2018 Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the 2018 Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid.  The entire 2018 Term Loan Advances principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the 2018 Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each 2018 Term Loan Advance.  Once repaid, the 2018 Term Loan Advances or any portion thereof may not be reborrowed.”

1.8.                           The Loan Agreement shall be amended by deleting the second sentence appearing in Section 2.2 thereof (Maximum Interest) in its entirety and inserting in lieu thereof the following:

“If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal of the Term Loan Advances and the 2018 Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.”

1.9.                           The Loan Agreement shall be amended by deleting Section 2.4 thereof (Prepayment) in its entirety and inserting in lieu thereof the following:

“2.4                         Prepayment.  At its option upon at least five (5) Business Days prior notice to Agent, Borrower may prepay the whole or part (but in an amount not less than $10,000,000 or less if the outstanding Advances are less than such amount at such time) of the outstanding Advance including all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses accrued to the date of the repayment (including, without limitation, the Third Advance End of Term Charge and the 2018 End of Term Charge) together with a prepayment charge equal to the following percentage of the Advance amount being prepaid; if such Advance amounts are prepaid in any of the first twelve (12) months following the First Amendment Closing Date, two percent (2%); after twelve (12) months following the First Amendment Closing Date but prior to twenty four (24) months following the First Amendment Closing Date, one and one half percent (1.5%); and after twenty four (24) months following the First Amendment Closing Date but prior to the 2018 Term Loan Maturity Date, one percent (1%) (each, a “2018 Prepayment Charge”). Borrower agrees that the 2018 Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Lender’s fees and expenses accrued to the date of the repayment (including, without limitation, the Third Advance End of Term Charge and the 2018 End of Term Charge) together with a 2018 Prepayment Charge upon the occurrence of a Change in Control.”

For the avoidance of doubt, Lender and Agent agree that the 2018 Term A Loan Advance hereunder does not constitute prepayment of the Original Term Loan Advances.”

1.10.                    The Loan Agreement shall be amended by deleting clause (b) of Section 2.6 (Additional End of Term Charges)  in its entirety and inserting in lieu thereof the following:

“(b)                           On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender an additional charge equal to $970,000 (the “Third Advance End of Term Charge”).  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Restatement Date.”

1.11.                    The Loan Agreement shall be amended by inserting the following new subsection (c) to appear at the end of Section 2.6 thereof (Additional End of Term Charges):

“(c)                            On the earliest to occur of (i) the 2018 Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender (A) One Million Seven Hundred Thirty-Two Thousand Five Hundred Dollars ($1,732,500) plus (B) with respect to the 2018 Term B Loan Advance, a charge equal to 4.95%, multiplied by the original principal amount of such 2018 Term B Loan Advance extended by Lender (the “2018 End of Term Charge”). Notwithstanding the required payment date of such charge, the 2018 End of Term Charge shall be deemed earned by Lender as of the First Amendment Closing Date.”

1.12.                    The Loan Agreement shall be amended by deleting Section 2.9 thereof (Pro Rata Treatment) in its entirety and inserting in lieu thereof the following:

“2.9                         Pro Rata Treatment.                                 Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.  Each payment (including prepayment) on account of any fee and any reduction of the 2018 Term Loan Advances shall be made pro rata according to the 2018 Term Commitment of the relevant Lender”

1.13.                    The Loan Agreement shall be amended by deleting the preamble of Section 4 thereof (Conditions Precedent to Advances) in its entirety and inserting in lieu thereof the following:

“The obligation of Lender to make the 2018 Term Loan Advances hereunder is subject to the satisfaction by Borrower of the following conditions:”

1.14.                    The Loan Agreement shall be amended by deleting the words “Global Controller” in Section 4.2 (a) thereof (Advance Request) in their entirety and inserting in lieu thereof the words “Chief Accounting Officer”.

1.15.                    The Loan Agreement shall be amended by inserting the following paragraphs to appear at the end of  Section 5.6 thereof (Laws):

“Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended, as applicable.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors, as applicable).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act, as applicable.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005, as applicable.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.”

1.16.                    The Loan Agreement shall be amended by inserting the following sentence to appear at the end of  Section 6.2 thereof (Certificates):

“Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.”

1.17.                    The Loan Agreement shall be amended by inserting the following sentence to appear at the end of  Section 6.3 thereof (Indemnity):

“This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Agreement.”

1.18.                    The Loan Agreement shall be amended by deleting the words “Global Controller” in Section 7.1 thereof (Financial Reports) in their entirety and inserting in lieu thereof the words “Chief Accounting Officer”.

1.19.                    The Loan Agreement shall be amended by deleting Section 7.1(g) thereof (Financial Reports) in its entirety and inserting in lieu thereof the following:

“(g)                            Borrower at all times shall maintain Cash and/or cash equivalents on deposit in a deposit or security account located in the United States that is subject to an Account Control Agreement of at least the lesser of (i) 65% of the outstanding principal balance of the Advances or (ii) 100% of all of the worldwide Cash and cash equivalents of the Borrower;”

1.20.       The Loan Agreement shall be amended by inserting the following new provisions to appear as Section 7.16, 7.17 and 7.18 thereof:

“7.16      Use of Proceeds.  Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes.  The proceeds of the Loans will not be used in violation of applicable Anti-Corruption Laws or applicable Sanctions.

7.17        Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

7.18        Transactions with Affiliates.  Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary; provided that no such restriction shall apply where the value of any transaction with any Affiliate of Borrower is less than Five Hundred Thousand Dollars ($500,000).”

1.21.       The Loan Agreement shall be amended by deleting Section 8.2 thereof (Covenants) in its entirety and inserting in lieu thereof the following:

“8.2        Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents (other than a breach or default covered by Section 8.1), and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.1(g), 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16 or 7.17) such default continues for more than 15 Business Days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.1(g), 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16 or 7.17, the occurrence of such default; or”

1.22.       The Loan Agreement shall be amended by deleting the first sentence appearing in Section 9.1 thereof (General) in its entirety and inserting in lieu thereof the following:

“On and at any time after the occurrence of an Event of Default which is continuing (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and the 2018 Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.”

1.23.       The Loan Agreement shall be amended by deleting the address for notices of the Borrower appearing in Section 10.2 thereof (Notices) in its entirety and inserting in lieu thereof the following:

“If to Borrower:	uniQure biopharma B.V.
Attention: Chief Accounting Officer
Paasheuvelweg 25a
1105 BP Amsterdam
The Netherlands

With copy to:
uniQure N.V.

Attention: General Counsel
113 Hartwell Ave.
Lexington, MA 02421
USA

and

Email: legalnotices@uniqure.com”

1.24.       The Loan Agreement shall be amended by deleting Section 10.3 thereof (Amendments) in its entirety and inserting in lieu thereof the following:

“This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter dated November 8, 2018). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.”

1.25.       The Loan Agreement shall be amended by deleting Section 10.17 thereof (Agency) in its entirety and inserting in lieu thereof the following:

“10.17    Agency. Lender hereby irrevocably appoints HERCULES CAPITAL, INC. to act on its behalf as agent hereunder and under the other Loan Documents and authorizes the agent to take such actions on its behalf and to exercise such powers as are delegated to the agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.”

1.26.       Exhibit C is hereby amended and restated in its entirety with the Exhibit C appearing as Schedule 1 hereto.

1.27.       Exhibit E is hereby amended and restated in its entirety with the Exhibit E appearing as Schedule 2 hereto.

1.28.       Exhibit F is hereby amended and restated in its entirety with the Exhibit F appearing as Schedule 3 hereto.

1.29.       Schedule 1.1 is hereby amended and restated in its entirety with the Schedule 1.1 appearing as Schedule 4 hereto.

1.30.       The parties hereto agree that Hercules Capital Funding Trust 2014-1 shall cease to be a Lender and shall have no further rights or obligations under the Loan Agreement as a Lender.

2.             BORROWER’S REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants that:

2.1.         Immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties and (ii) no Event of Default has occurred and is continuing with respect to which Borrower has not been notified in writing by Agent or Lender.

2.2.         Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment.

2.3.         The certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Agent and/or Lender in connection with the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.

2.4.         The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower.

2.5.         Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to the Lender pursuant to Section 4, this Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

2.6.         As of the date hereof, it has no defenses against the obligations to pay any amounts under the Secured Obligations.  Borrower acknowledges that each of Agent and Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

Borrower understands and acknowledges that each of Agent and Lender is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3.             LIMITATION.  The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Agent and/or Lender may now have or may have in the future under or in connection with the Loan Agreement (as amended hereby) or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof.  Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4.             EFFECTIVENESS.  This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

4.1.         Amendment.  Obligors, Agent and Lender shall have duly executed and delivered this Amendment to Lender and such other documents as Agent may reasonably request.

4.2.         Borrowing Resolutions.  A certified copy of resolutions of Borrower’s Board evidencing approval of this Amendment and other transactions evidenced by the Loan Documents;

4.3.         Certificates of Good Standing.  A certificate of good standing for uniQure US from its state of incorporation and similar certificates from all other jurisdictions in which such Borrower does business and where the failure to be qualified would have a Material Adverse Effect.

4.4.         Opinion Letters. A legal opinion of Lender’s Dutch counsel.

4.5.         Facility Charge.  Borrower shall have paid to Agent a facility fee of one hundred seventy-five thousand dollars ($175,000).

4.6.         Payment of Lender Expenses.  Borrower shall have paid all reasonable and invoiced Lender expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment.

5.             RELEASE.  In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby to the extent possible under applicable law fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6.             COUNTERPARTS.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Amendment.  This Amendment may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

7.             INCORPORATION BY REFERENCE.  The provisions of Section 10 (Miscellaneous) of the Loan Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

8.             POST-CLOSING DELIVERABLES.  Borrower shall deliver to Agent, in form and substance satisfactory to Agent, within sixty (60) days after the First Amendment Closing Date, (a) a supplemental Deed of Pledge with respect to the Rabobank accounts of uniQure and uniQure Holdings, together with a duly executed waiver agreement from Rabobank with respect to the accounts of uniQure and uniQure Holdings, (b) all certificates of insurance, endorsements and copies of each insurance policy required under the Loan Agreement, and (c) a landlord’s consent for Borrower’s leased location at 113 Hartwell Avenue, Lexington, Massachusetts 02420 in form and substance satisfactory to Agent and Lender, together with duly executed signatures thereto.

9.             LOAN DOCUMENTS.  This Amendment shall constitute a Loan Document.

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IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWER:

UNIQURE BIOPHARMA B.V.

	Signature:	/s/ Christian Klemt

	Print Name:	Christian Klemt

	Title:	Managing Director

UNIQURE, INC.

	Signature:	/s/ David Cerveny

	Print Name:	David Cerveny

	Title:	Secretary

OBLIGOR:

UNIQURE N.V. (formerly uniQure B.V.)

	Signature:	/s/ Christian Klemt

	Print Name:	Christian Klemt

Title:

UNIQURE IP B.V.

	Signature:	/s/ Christian Klemt

	Print Name:	Christian Klemt

Title:

Accepted in Palo Alto, California:
LENDER:

HERCULES CAPITAL, INC.

	By:	/s/ Jennifer Choe
	Name:	Jennifer Choe
	Its:	Assistant General Counsel

HERCULES CAPITAL FUNDING TRUST 2018-1

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Its:	Assistant General Counsel

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Its:	Assistant General Counsel